EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 21, 2005 on the consolidated financial statements of Foothill Independent Bancorp and Subsidiaries (the Company), which report appears in the Company's 2004 Annual Report on Form 10-K as of and for each of the years in the three-year period ended December 31, 2004. We consent to the incorporation by reference of the aforementioned report in First Community Bancorp’s (a) Form 8-K dated January 20, 2006, (b) Registration Statement (No. 333-124948) on Form S-3 and (c) Registration Statement (No. 333-107636) on Form S-8.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California

January 25, 2006